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                                                                       METRO ONE
                                                                     17,247 s.f.

                                COMMERCIAL LEASE

      THIS LEASE, dated as of the 15th day of May, 2000 between Murray Scholls, LLC, an Oregon limited liability company, as "Landlord" and Metro One Telecommunications, Inc., an Oregon corporation, as "Tenant".

Section 1. - PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 17,247 rentable square feet of space shown crosshatched on the floor plans attached hereto as Exhibit A-1 (the "Premises") in the Building shown crosshatched on the site plan attached as Exhibit A-2 (the "Building") in the Project constructed or to be constructed by Landlord on the real property described in attached Exhibit A-3 (the "Project"). The rentable square feet in the Building shall be measured in accordance with the Standard Method for Measuring Floor Area in Office Buildings published by Building Owners and Managers Association International and approved June 7, 1996 by American National Standards Institute, Inc. as ANSI/BOMA Z65.1-1996. Tenant, its officers, employees, agents, contractors and invitees shall not be permitted to park in the parking spaces within the areas identified on Exhibit A-2 as "Exclusive Office Parking" during the hours of 8:00 a.m. to 5:00 p.m. (except if Tenant obtains written permission of the holder of the right to exclusive parking in such area) or in the areas designated by Landlord as exclusive restaurant parking during lunch and dinner hours as reasonably determined by Landlord. Tenant shall have the non-exclusive right to parking in the Project for up to four (4) automobiles for every 1,000 square feet of net rentable area in the Premises in the Building 3 office parking area as shown on attached Exhibit A-2. Landlord shall provide parking in the Project to satisfy the following ratios: (i) 4 automobiles per 1,000 square feet of net rentable area of retail space, (ii) 7 automobiles per 1,000 square feet of net rentable area of stand alone restaurant space, and (iii) 3.5 automobiles per 1,000 square feet of net rentable area of office space. Tenant's lease of the Premises shall include the appurtenant right to use in common with others all common areas within the Project as Landlord may from time to time designate. Landlord reserves the right to alter or relocate any common area (except in the "No Change Area" shown on Exhibit A-2). Tenant acknowledges that Landlord may from time to time, at its sole discretion, make such modifications, alterations, deletions or improvements to the Project other than the Premises and No Change Area, as Landlord may deem necessary or desirable, without compensation to Tenant, provided, Landlord shall give Tenant prior notice of any such modifications that affect the parking areas immediately surrounding the Building, and such modifications shall not unreasonably interfere with access between Schools Ferry Road and the Premises. The Lease is subject to all easements, restrictions, agreements of record, mortgages and deeds of trust in effect on the date of this Lease, and zoning and building laws.

Section 2. -TERM. The lease term shall commence on the Commencement Date described below and continue for eighty-four (84) full calendar months unless sooner terminated. The Commencement Date will be the date sixty (60) days after the date Landlord delivers possession of the Premises to Tenant with the work to be performed by Landlord pursuant to Section 15 and Exhibit B substantially complete to the extent necessary to permit Tenant to commence its work (collectively, "Substantially Complete"). Landlord anticipates delivering possession not later than October 1, 2000. If Landlord, for any reason, cannot deliver possession of the Premises to Tenant on or before the anticipated delivery date set forth above with the work to be performed by Landlord pursuant to Section 15 and Exhibit B Substantially Complete, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting from such delay. In that event, however, Landlord shall deliver possession of the Premises as soon as practicable, the commencement date, the expiration date, and the date for payment of rent shall be determined in accordance with paragraph 9 of Exhibit B, and all other terms and conditions of this Lease remaining in full force and effect. Landlord shall give Tenant thirty
(30) days prior written notice of the delivery date.


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            Landlord has commenced work on the foundation of the building and shall hereafter continuously pursue the work on construction of the building to completion. If Landlord, for any reason except Force Majeure as defined in
Section 16.16, or tenant-caused delay, cannot deliver possession of the Premises vanilla shell (as described in Exhibit D) to Tenant by November 1, 2000 with Landlord's Work as provided for in Section 15 and Exhibit B Substantially Complete, then Landlord shall pay to Tenant $100 per day from November 1, 2000 as liquidated damages until the earlier of (i) the day that Landlord does deliver possession of the Premises to Tenant with Landlord's Work Substantially Complete or (ii) November 30, 2000 or (iii) the day Tenant terminates this Lease pursuant to the following sentence (but in no event after January 15, 2001). Beginning December 1, 2000, the liquidated damage amount shall be one day's free rent for each day of delay. If Landlord for any reason except Force Majeure as defined in Section 16.16, or tenant-caused delays, cannot deliver possession of the Premises to Tenant by December 31, 2000 with Landlord's Work Substantially Complete, then Tenant shall be permitted to terminate this Lease by written notice to Landlord given on or before January 15, 2001 (but in no event after Landlord has delivered possession). Payment of any penalty under this Section shall be paid monthly and shall be due on the first day of the month. Interest shall accrue on the past due payments at the rate provided for in this Lease for unpaid rent.

            Concurrently with delivery of possession of the Premises to Tenant with Landlord's Work Substantially Complete, Landlord shall deliver to Tenant a letter which shall specify the date of delivery of possession as the term commencement date.

      Section 3.- RENT.

      3.1 Minimum Rent. Tenant shall pay to Landlord, during the term of this Lease as minimum rent for the office space the following sums per month:

            (1) During the first and second months there shall be no minimum rent or additional rent;

            (2) During the third through the sixtieth months the sum of Twenty-five Thousand Eight Hundred Seventy-one and no/100 Dollars ($25,871) per month; and

            (3) During the sixty-first through eighty-fourth months the sum of Thirty-one Thousand Forty-five and no/100 Dollars ($31,045) per month.

            Rent will be paid in advance on the first day of each month at such place as Landlord may designate. Minimum rent is uniformly apportionable day to day. Minimum rent for the partial month (if any) in which the lease term commences shall be prorated and paid at commencement of the lease term. Upon execution hereof, Tenant shall pay Twenty-five Thousand Eight Hundred Seventy-one and no/100 Dollars ($25,871) to be applied to the third month's minimum rent and additional rent when due.

      3.2 Additional Rent.

            (1) Operating Expenses - Project. Except during the first two (2) months of the lease term, in addition to the minimum rent, Tenant shall pay as additional rent its share of all operating expenses for the Project. As used herein "operating expenses of the Project" shall mean all costs of ownership, operation, maintenance and repair of the Common Areas of the Project as determined by standard real estate accounting practice, including, but not limited to: wages, salaries and benefits of employees engaged in the operation, maintenance and repair of the Common Areas of the Project; cost of consumable supplies, materials, tools and equipment used in the operation, management and maintenance of the Common Areas of the Project; the cost of all insurance relating to the Project, including but not limited to the cost of casualty, rental abatement and liability insurance (and all deductibles); all accounting, legal and professional fees incurred in connection with the operation of the Project; costs of repairs, replacements and general maintenance of the Common Areas of the Project; cost or rental value of the Project office; and a management fee of four percent (4%) of the minimum rent.


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            Operating Expenses of the Project shall not include (i) the initial cost of any construction of the Project or any part thereof; (ii) costs for any capital expenditure in excess of $10,000; provided, however that operating expenses shall include the annual amortization charge for such capital expenditure assuming amortization over the useful life of the capital asset in question together with interest thereon at the rate of 9% per annum; (iii) salary, employee benefit and payroll taxes for offsite executive or managerial personnel; (iv) brokerage fees and commissions incurred in connection with the sale or leasing of space in the Project; (v) such portion of any expenses for which Landlord is entitled to reimbursement by insurance proceeds, condemnation awards, other tenants (excluding reimbursements of operating expenses pursuant to lease provisions similar to this Section) or any other source; (vi) cost of performing additions, alterations, improvements or individual services for other tenants or vacant or vacated space; (vii) any payments required in connection with any debt or ground lease encumbering the Project; (viii) any amounts not actually expended, such as contingency funds, reserve funds or sinking funds;
(ix) costs and expenses of enforcing lease provisions against other tenants in the Project, including legal fees; (x) expenses resulting from a violation of Landlord of the terms of any lease of space in the Project or of any ground lease or mortgage to which this Lease is subordinate; (xi) the repair of any part of the Common Area to the extent covered by a construction warranty; (xii) costs attributable to maintenance, repair and replacement of any building;
(xiii) all costs associated with the removal and clean up of hazardous wastes and toxic substances; (xiv) cost of compliance with ADA access requirements in connection with the initial construction of the Common Area of the Project; (xv) all management fees other than the four percent (4%) fee set forth above; and
(xvi) expenses incurred to keep the Project clean, and in good condition during Landlord's construction activities.

            The charges for any services provided by affiliates, related or designated parties of Landlord which are included in operating expenses shall be reasonable, customary and competitive with charges for similar services of independent contractors in the area where the Project is located.

            Tenant shall have the right, but not more than once per year on reasonable prior notice to Landlord, to inspect, examine and make copies of, Landlord's books, records and computations with respect to Operating Expenses, real estate taxes and insurance and Landlord shall retain such books, records and computations for at least three (3) years following the period to which they relate. In the event of any overpayment by Tenant, Landlord shall, within thirty
(30) days after demand, refund the amount of overpayment to Tenant with interest thereon, from the date of overpayment to the date refunded at the rate set forth in Section 13.3 of the Lease. Alternatively, in the event of any overpayment by Tenant, Tenant shall be entitled to offset such excess against payments becoming due as additional rent. If the audit discloses a discrepancy in excess of five percent (5%), Landlord shall be obligated to pay all costs associated with such audit.

            (2) Taxes and Assessments. In addition to the minimum rent, Tenant shall pay as additional rent its share of all real property taxes and assessments of any public authority against the Project and the cost of contesting any tax. Real property taxes and assessments shall include all real property taxes and assessments of any public authority assessed against the Project and any rent tax, gross receipts tax, tax on Landlord's interest under this Lease, or any tax in lieu of the foregoing, whether or not such tax is now in effect (excluding any tax based upon Landlord's net income). Real property taxes and assessments shall not include any interest or penalties imposed by the assessing authority except if arising as a result of Tenant's late payment of Tenant's share thereof. If general or special assessments may be paid in installments over a period of years, only the installments coming due during the tax year in question during the Lease term shall be included in taxes and assessments payable by Tenant for such year. If Landlord shall obtain a refund or abatement of any taxes or assessments to which Tenant contributes, Landlord shall refund to Tenant its share thereof less its share of Landlord's reasonable expenses of obtaining same. If any portion of the Project is occupied by a tax exempt tenant so that the Project has a partial tax exemption under ORS 307.112 or a similar statute, the real property taxes and assessments shall mean real property taxes and assessments computed as if such partial exemption did not exist.


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            (3) Tenant's Share. Tenant's share of operating expenses of the
Project shall be a percentage thereof equal to the percentage which the net rentable area of the Premises (i.e., 17,247 square feet) bears to the total net rentable area of the Project. Except as otherwise provided in Section 3.2(5), during any period that the total net rentable area of the Project is less than 135,000 square feet, the total net rentable area of the Project for the purpose of determining Tenant's share of operating expenses shall be deemed to be 135,000 and during such period operating expenses which vary with occupancy will be adjusted to reflect the operating expenses which in the reasonable judgment of Landlord would have been incurred had occupancy been 135,000 square feet for the entire period. Notwithstanding the foregoing, Landlord shall be permitted to adjust Tenant's percentage share of any item of operating expense to allocate such operating expense among tenants in the Project in an equitable manner based upon the usage of and benefits afforded to such tenants, respectively. Tenant's share of taxes and assessments shall be a percentage thereof equal to the percentage which the net rentable area of the Premises bears to the total net rentable area of the Project. Except as otherwise provided in Section 3.2(5), during any period that the total net rentable area of the Project is less than 165,000 square feet, the total net rentable area of the Project for the purpose of determining Tenant's share of taxes attributable to land (but not improvements) shall be deemed to be 165,000. Landlord shall modify Tenant's share if the net rentable area of the Project is increased or decreased.

            (4) Payment. Upon commencement of the Lease and at the beginning of each calendar year during the term of the Lease, Landlord may estimate Tenant's share of operating expenses and taxes and assessment for the ensuing calendar year or portion thereof. Landlord may revise the estimate during the course of any year. Tenant will pay Tenant's estimated share of operating expenses and taxes and assessments on the first day of each calendar month during the term hereof. If Landlord bills on an estimated basis, Landlord shall within 120-days (or as soon thereafter as possible) after the end of any calendar year give Tenant written notice of Tenant's actual share of operating expenses and taxes and assessments. If Tenant's payments of its estimated share for such calendar year differ from Tenant's actual share, an appropriate adjustment shall be made within 30-days after the giving of such notice. Any objections by Tenant to the annual statement shall be made in writing within 30-days after receipt thereof. Otherwise, the annual statement shall be deemed conclusive and binding on the parties. If Landlord bills on an actual basis Tenant will pay Tenant's actual share of operating expenses and taxes and assessments on the first day of the first calendar month after such bill.

            (5) Land Division. Landlord reserves the right to divide the Project into multiple lots or parcels. In the event of such division, the term the "Project" shall thereafter be deemed to mean the lot or parcel of which the Premises are a part. Landlord also reserves the right at the time of any such division to subject the Project to reciprocal easements, covenants and restrictions to which this Lease shall automatically be subordinate. In such event, the operating expenses for the Project shall be deemed to include, without limitation, Landlord's share of such costs under the reciprocal easements, covenants and restrictions.

      3.3 Interest and Late Charges. All rent or other payments not paid within thirty (30) days after it is due shall bear interest from the due date until fully paid at the prime rate, as quoted in The Wall Street Journal from time to time, plus five percent (5%) per annum, but not in any event at a rate greater than the maximum rate of interest permitted by law. In addition, Tenant acknowledges that late payment of any rent or other payment required by this Lease from Tenant to Landlord will result in collection costs to Landlord, the extent of which additional costs is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if Tenant fails to make any rent or other payment required by this Lease to be paid to Landlord within five (5) day after it is due, Landlord may elect to impose a late charge of three cents (3(cent)) per dollar of the overdue payment, to reimburse Landlord for the costs of collecting the overdue payment. Tenant shall pay the late charge upon demand by Landlord. Tenant agrees that the late charge is a reasonable estimate of the costs to Landlord of collecting the overdue payment. Landlord may levy and collect a late charge in addition to all other remedies available for Tenant's default, and collection of a late charge shall not waive the breach caused by the late payment.


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      3.4 Net Lease Provision. All payments required to be paid by Tenant under this Lease, other than minimum rent, will constitute additional rent. Except as specifically set forth herein, this is intended to be a net lease, meaning that Tenant shall pay all expenses of every type relating to the Premises after commencement of the lease term, and all rent (including minimum and additional rent) shall be received by Landlord without set off, offset, abatement, or deduction of any kind.

Section 4.- BUSINESS PURPOSE.

      4.1 Permitted Use. Tenant shall use the Premises only for the purpose of general office and telecommunications business center with administrative offices, hardware and software testing, and operators and for no other purpose without the written consent of the Landlord. Tenant shall not place any antenna, satellite dish or other equipment on the roof of the Premises. Tenant shall not use the Premises for retail purposes. The uses listed on Exhibit C shall be prohibited. If Tenant fails to occupy or use the Premises for the purposes permitted by this Lease for a total of ninety (90) consecutive days during the Lease term, Landlord shall have the right at its option, to terminate this Lease by written notice to Tenant and upon the giving of such notice neither party shall have any further obligation hereunder to the other except for matters occurring or obligations arising prior to the date of such termination. Tenant shall limit occupancy in the Premises to a maximum of 5 persons per 1000 rentable square feet.

      4.2 Compliance with Laws. In connection with its use, Tenant shall comply at its expense with all applicable laws, regulations and requirements of any public authority, including those regarding maintenance, operation and use of the Premises and any appliances on the Premises (including signs as well as any master plans or restrictive covenants that Landlord may from time to time adopt).

      4.3 Insurance. Tenant shall not conduct or permit any activities on the Premises which will: increase the fire insurance rate upon the Project or cause a cancellation of the fire insurance policy; or create a nuisance or damage the reputation of the Project.

      4.4 Supervision. Tenant shall keep the Premises clean and orderly. Tenant will supervise its employees and cause Tenant's agents, independent contractors and employees to conduct their activities in such a manner as to comply with the requirements of this Lease and the rules and regulations described herein. Tenant shall take reasonable steps to cause its suppliers to comply with the requirements of this Lease and the rules and regulations described herein. Except as relates to the requirements set forth in Section 9.2, Tenant shall not be responsible to Landlord for noncompliance of Tenant's customers and invitees with the requirement of this Lease and the rules and regulations described herein.

      4.5 Common Areas. All common areas within the Project shall be used in strict compliance with Landlord's nondiscriminatory rules, regulations and requirements for such areas as modified from time to time.

      4.6 Storage, Trash. Tenant shall not store anything outside except in areas approved by Landlord. Tenant will use only trash and garbage receptacles approved by Landlord. Tenant shall dispose of trash and other matter in a manner acceptable to Landlord, at Tenant's expense.

Section 5.- SERVICES.

      5.1 Building Maintenance. Landlord shall maintain the public and common areas of the Building and the Building structure in good condition and repair.

      5.2 Service. Landlord shall supply the Premises with electricity for lighting and operation of normal office equipment, heating ventilation and cooling to a standard of comfort customary in other comparable office buildings in the area, janitorial services and such other services as Landlord may elect during the times and in the manner that such services are customarily furnished in comparable office buildings in the area. Landlord shall not be in default hereunder or be liable for any failure or interruption of utilities or services to the


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Premises except if such interruption of utilities or services is caused by
Landlord's negligence provided however that Landlord shall not in any event be liable for consequential damages or lost profits. Landlord shall take reasonable steps to restore service as soon as practical subject to causes beyond Landlord's reasonable control. Gas and electricity shall be separately metered or submetered (at Landlord's option) to the Premises and water and sewer used in the office portion of the Building shall be separately metered from the water and sewer used in the retail portion of the Building. Tenant shall pay when due all charges for separately metered utilities directly to the provider and all charges for submetered utilities to Landlord. Tenant shall pay its proportionate share of water and sewer charges allocated to the office portion of the Building. Tenant shall pay Tenant's share of any other charges which are not separately metered or submetered in accordance with Section 3.2(4). Landlord shall reasonably allocate operating expenses to the retail and office portions of the Building based on projected and actual costs associated with each such portion. The Building shall have an elevator within the common area core connecting the ground floor common area to the second floor common area.

      5.3 Operating Expense - Building. Tenant shall pay Tenant's share of the operating expenses of the office portion of the Building. Tenant's share of such costs shall be a percentage thereof equal to the percentage which the net rentable area of the Premises bears to the total net rentable area of the office portion of the Building. Tenant shall pay its share of such costs accordance with Section 3.2(4). As used herein "operating expenses of the Building" shall mean all costs of operating and maintaining the Building (and excluding any retail portions of the Building) as determined by standard real estate accounting practice including but not limited to the cost of all utilities for the Building, sewer, lighting, power, heating, air conditioning and ventilating (excluding utilities to tenant spaces); the cost of janitorial service and supplies, waste disposal service, window washing and other services furnished for the benefit of tenant of the Building; wages, salaries and benefits of employees to the extent engaged in the operation and maintenance of the Building; costs of consumable supplies; costs of maintenance and service agreements; costs of maintenance, repairs and replacements; accounting, legal and professional fees incurred in connection with the operation of the Building. Operating Expenses of the Building shall not include (i) the initial cost of any construction of the Building or any part thereof; (ii) costs for any capital expenditure in excess of $10,000; provided, however that operating expenses shall include the annual amortization charge for such capital expenditure assuming amortization over the useful life of the capital asset in question together with interest thereon at the rate of 9% per annum; (iii) salary, employee benefit and payroll taxes for offsite executive or managerial personnel; (iv) brokerage fees and commissions incurred in connection with the sale or leasing of space in the Building; (v) such portion of any expenses for which Landlord is entitled to reimbursement by insurance proceeds, condemnation awards, other tenants (excluding reimbursements of operating expenses pursuant to lease provisions similar to this Section) or any other source; (vi) cost of performing additions, alterations, improvements or individual services for other tenants or vacant or vacated space; (vii) any payments required in connection with any debt or ground lease encumbering the Building; (viii) any amounts not actually expended, such as contingency funds, reserve funds or sinking funds;
(ix) costs and expenses of enforcing lease provisions against other tenants in the Building, including legal fees; (x) expenses resulting from a violation of Landlord of the terms of any lease of space in the Building or of any ground lease or mortgage to which this Lease is subordinate; (xi) the repair of any part of the Building to the extent covered by a construction warranty; (xii) all costs associated with the removal and clean up of hazardous wastes and toxic substances; (xiii) cost of compliance with ADA access requirements in connection with the initial construction of the Building; (xiv) all management fees other than the four percent (4%) fee set forth in Section 3.2 above; and (xv) the tenant improvement allowance provided for under this Lease.

            The charges for any services provided by affiliates, related or designated parties of Landlord which are included in operating expenses shall be reasonable, customary and competitive with charges for similar services of independent contractors in the area where the Building is located.


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            Tenant shall have the right, but not more than once per year on reasonable prior notice to Landlord, to inspect, examine and make copies of, Landlord's books, records and computations with respect to Operating Expenses, real estate taxes and insurance and Landlord shall retain such books, records and computations for at least three (3) years following the period to which they relate. In the event of any overpayment by Tenant, Landlord shall, within thirty
(30) days after demand, refund the amount of overpayment to Tenant with interest thereon, from the date of overpayment to the date refunded at the rate set forth in Section 13.3 of the Lease. Alternatively, in the event of any overpayment by Tenant, Tenant shall be entitled to offset such excess against payments becoming due as additional rent. If the audit discloses a discrepancy in excess of five percent (5%), Landlord shall be obligated to pay all costs associated with such audit, not to exceed $1,000.

Section 6.- INSURANCE; INDEMNITY.

      6.1 Public Liability Insurance. Tenant shall continuously maintain at its expense comprehensive general liability insurance, with limits of not less than $2,000,000 per person, $2,000,000 per occurrence for injury to, illness of, or death of persons occurring in, upon or about the Premises or Project, and $100,000 per occurrence for property damage occurring in, upon or about the Project with fire legal liability endorsement with limits no less than $100,000. All such insurance shall insure the performance by Tenant of the indemnity agreement set forth in Section 6.5 hereof.

      6.2 Fire Insurance of Tenant. Tenant, at its expense, shall maintain in effect; (a) fire and extended coverage insurance on furnishings, leasehold improvements, fixtures, inventory and equipment located on the Premises, for the full replacement value, and (b) insurance on all plate glass on the Premises for its replacement cost. The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair or replace the leasehold improvements, fixtures, equipment and plate glass so insured.

      6.3 Insurance Policies. All insurance policies shall name Landlord as additional insured and shall be with companies and with loss-payable clauses satisfactory to Landlord and with ratings no less than A+ by A.M. Best. Copies of all policies or certificates evidencing such insurance shall be delivered to Landlord by Tenant prior to Tenant's occupancy of the Premises. All policies shall bear endorsements requiring 30 days written notice to Landlord prior to any change or cancellation.

      6.4 Waiver of Subrogation. Neither party shall be liable to the other for any loss or damage caused by water damage or any of the risks covered by a standard fire insurance policy with extended coverage endorsements or for any other risks which the other party has insurance coverage for, and there shall be no subrogated claim by one party's insurance carrier against the other party arising out of any such loss.

      6.5 Indemnity of Landlord. Except to the extent caused by Landlord's negligence, Tenant hereby waives all claims against Landlord for damage to any property or injury, illness or death of any person in, upon, or about the Premises and/or Project arising at any time and from any cause whatsoever. Except to the extent caused by Landlord's negligence, Tenant shall indemnify and hold Landlord harmless and defend Landlord from any and all claims or liability for any damage to any property or injury, illness, or death of any person occurring in or on the Premises or occurring elsewhere in the Project to the extent such damage, injury, illness, or death shall be caused by the act or failure to act of Tenant, its agents, servants, employees, licensees or contractors.

      6.6 Indemnity. Landlord shall indemnify, hold harmless and defend Tenant from and against any and all claims, demands, damages, judgments, fines, penalties, losses, costs and expenses, including reasonable attorneys' fees incurred by Tenant as a result of the negligent or willful acts or omissions of Landlord, its agents, contractors or employees.


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Section 7. - REPAIRS, MAINTENANCE AND ALTERATIONS.

      7.1 Condition of Premises. Subject to the punch list items as provided for in paragraph 10 of Exhibit B, and the defects warranty described below, by entry hereunder upon delivery of possession of the Premises to Tenant with work to be performed by Landlord substantially complete, Tenant accepts the Premises as being in the condition in which Landlord is obligated to deliver the Premises. Tenant shall, at Tenant's own expense, keep the Premises in good condition and repair, including without limitation, the maintenance, replacement and repair of any walls, floors, ceilings, interior doors, exterior and interior windows and fixtures, plumbing, electrical wiring and conduits, as well as damage caused by Tenant, its agents, employees, contractors or invitees (subject to Section 6.4). Tenant shall, upon the termination of this Lease, surrender the Premises to Landlord, in good condition except for ordinary wear and tear and for damage covered by Landlord's fire and extended coverage insurance. Landlord shall cause to be made all structural repairs to the roof, walls, subflooring and foundation of the Building as and when needed and the cost thereof shall be an operating expense of the Building as defined in Section 5.3. If Landlord has not commenced repair or maintenance required to be performed by Landlord hereunder within thirty (30) days after written notice thereof from Tenant, or if so commenced, is not diligently pursuing same to completion, and such failure materially impairs Tenant's ability to conduct its business in the Premises, then Tenant shall have the right, but not the obligation, to make such repairs and Landlord shall reimburse Tenant for the reasonable cost thereof plus an administrative fee of 4% within thirty (30) days after receipt of a bill therefor from Tenant. In the event of an emergency, Tenant may (but shall not be obligated to) perform such repairs which would otherwise be Landlord's obligation hereunder which may be reasonably necessary after having given Landlord such notice, if any, as may be practicable under the circumstances if such failure materially impairs Tenant's ability to conduct its business in the Premises. Landlord represents that the Building will be constructed in a good and workmanlike manner and warrants that the Building and all building systems will be free of defects for a period of one year from the commencement date.

      7.2 Alterations. Tenant shall not make any alterations or improvements to the Premises without the prior written consent of Landlord which consent shall not be unreasonably withheld. If Landlord gives its consent to such alterations, Landlord may post notices of nonresponsibility in accordance with Oregon law. Any alterations or improvements to the Premises (excluding trade fixtures installed by Tenant), shall become part of the Premises and belong to Landlord and shall be surrendered with the Premises without disturbance upon the termination of the Lease. In the event Landlord consents to the making of any alterations or improvement, the same shall be made at Tenant's sole expense. Notwithstanding anything to the contrary herein, Tenant, without Landlord's consent may make nonstructural alterations or improvements to the interior of the Premises if the aggregate costs thereof, for any calendar year do not exceed $25,000 and provided that Tenant shall upon expiration or termination of this Lease remove any alterations or improvements made without Landlord's consent and repair any damage caused by such removal.

      7.3 Trade Fixtures. Upon expiration or earlier termination of the Lease, Tenant shall remove all trade fixtures, movable furniture and equipment located on the Premises which belong to the Tenant, and repair at its expense any damage caused to the Premises by such removal. If Tenant fails to remove such property, this shall be an abandonment of the property and Landlord may retain the property and all rights of Tenant with respect to it shall cease or, by notice in writing given to Tenant within 20 days after removal was required, Landlord may elect to hold Tenant to its obligation of removal. If Landlord elects to require Tenant to remove, Landlord may effect a removal and place the property in storage for Tenant's account. Tenant shall be liable to Landlord for the cost or reasonable value of removal, restoration, transportation to storage and storage, with interest on all such as expenses as provided in paragraph 13.3 below.

      7.4 Compliance With The Laws. Tenant should not use the Premises or permit anything to be done in or about the Premises which will conflict with any law or regulation.


Page 8 - MURRAY SCHOLLS

      7.5 Entry and Inspection. With at least 24 hours' prior written or oral notice in a non-emergency and without notice in an emergency, Landlord or its agents may enter the Premises at any time to determine Tenant's compliance with this Lease, to make necessary repairs, or to show the Premises to prospective tenants or purchasers. Landlord shall take reasonable steps to minimize interference with Tenant's business because of such entry.

Section 8.- RECONSTRUCTION AND RESTORATION.

      8.1 Minor Damage. If during the term hereof the Premises are destroyed or damaged by fire or other perils and such damage is not "substantial," Landlord shall promptly repair such damage.

      8.2 Substantial Damage. If during the term hereof the Premises are destroyed or damaged by fire or other perils exceeding twenty-five percent (25%) of its full construction-replacement cost, then Landlord may elect to terminate this Lease by giving Tenant written notice of such termination within 60 days after the date of such damage provided that Landlord concurrently terminates the leases of all other similarly affected tenants in the Project. Otherwise, Landlord shall proceed to restore the Premises to a condition comparable to that existing prior to the damage. If Landlord fails to complete the restoration within one hundred eighty (180) days after the date of the damage for any reason except Force Majeure as defined in Section 16.16, Tenant may terminate this Lease by written notice to Landlord within ten (10) days after the expiration of such one hundred eighty (180) day period (but not in any event after Landlord completes the restoration).

      8.3 Restoration. Tenant shall cooperate with Landlord during the period of repair and vacate all or any part of the Premises to the extent necessary for the performance of the required work.

      8.4 Abatement of Rent. The minimum rent and additional rent shall be abated during the period and to the extent the Premises is not reasonably usable for Tenant's use. If the damage does not cause any material interference with Tenant's use, there shall be no rent abatement.

      8.5 Repair of Tenant's Property. Repair, replacement, or restoration of any fixtures, equipment and personal property owned by Tenant, and tenant improvements shall be the responsibility of Tenant.

Section 9.- ASSIGNMENT AND SUBLETTING.

      9.1 Assignment and Subletting. Tenant shall not (voluntarily or by operation of law) assign, mortgage, pledge, hypothecate or encumber the Premises or Tenant's leasehold estate or sublet any portion of the Premises, or otherwise transfer any interest in the Premises without Landlord's prior written consent in each instance which shall not be unreasonably withheld. If Tenant requests consent to a proposed transfer, Tenant shall pay a review fee of $200 at the time of the request for application to Landlord's expenses in reviewing the request for consent to transfer. For a period of ten (10) days after a request for consent, Landlord shall have the right by written notice to Tenant, if Tenant has requested consent to an assignment of this Lease or a sublease of all of the Premises, to terminate this Lease as of a date specified in such notice. Tenant shall be permitted to assign this Lease or sublet all or part of the Premises to an entity controlling, controlled by or under common control with Tenant or in connection with a merger or consolidation or the sale of all or substantially all of the stock or assets of Tenant without Landlord's consent.

Section 10. - CONDEMNATION.

      10.1 Entire or Substantial Taking. If more than twenty-five percent (25%) of the Premises (notwithstanding restoration by Landlord as herein provided) shall be taken under the power of eminent domain, this Lease shall automatically terminate on the date the condemning


Page 9 - MURRAY SCHOLLS
authority takes possession provided that the leases of all other similarly affected tenants in the Project terminate concurrently..

      10.2 Partial Taking. In the event of any taking under the power of eminent domain which does not so result in a termination of this Lease, the minimum rent payable hereunder shall be reduced, effective on the date the condemning authority takes possession, in the same proportion as the reduction in rentable floor area of the Premises. Landlord shall promptly, at its sole expense, restore the portion of the Premises not taken to as near its former condition as is reasonably possible, and this Lease shall continue in full force and effect.

      10.3 Awards. Any award for taking of all or any part of the Premises under the power or eminent domain shall be the property of the Landlord, whether such award shall be made as compensation for diminution in value of the leasehold or for taking of the fee. Nothing herein, however, shall be deemed to preclude Tenant from obtaining, or to give Landlord any interest in, any award to Tenant for loss of or damage to or cost of removal of Tenant's trade fixtures and removable personal property, or for damages for cessation or interruption of Tenant's business.

      10.4 Sale Under Threat of Condemnation. A sale by Landlord to any authority with power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain under this Section. Landlord need not incur expenses for restoration in excess of the amount of condemnation proceeds received by Landlord after payment of all reasonable costs, expenses and attorneys' fees paid or incurred by Landlord in connection with the condemnation.

      Section 11. - SIGNS. Tenant shall not construct or install any signs visible from the exterior of the Premises. Tenant shall be permitted to place identification signage on the door to the Premises. Tenant shall comply with Landlord's signage criteria for the Building. Tenant shall place no window covering on exterior windows without Landlord's prior written consent. Tenant shall be permitted to display Tenant's name and location in the Building directory, subject to Landlord's restriction on the amount of directory space utilized by any tenant. Landlord shall treat Tenant as any other office tenant in the Building with respect to the amount and location of signage in and on the Building.

Section 12. - OTHER OBLIGATIONS OF PARTIES.

      12.1 Liens. Tenant shall pay as due all claims for work done on the Premises or for services rendered or materials furnished to the Premises at Tenant's request or on Tenant's behalf or on behalf of any person claiming under Tenant and shall keep the Premises free from any other liens created by Tenant. If Tenant fails to pay such claim or to discharge any lien, Landlord may do so and collect such amount as additional rent. Amounts paid by Landlord shall bear interest and be repaid by Tenant as provided in paragraph 13.3 below. Such payment by Landlord shall not constitute a waiver of any right or remedy Landlord may have because of Tenant's default.

      12.2 Holding Over. If Tenant does not vacate the Premises at the time required, Landlord shall have the option to treat Tenant as a tenant from month to month, subject to all of the provisions of this Lease (except that the term will be month to month and the initial minimum monthly rent will be one hundred twenty-five percent (125%) of the minimum monthly rent then being paid by Tenant), or to eject Tenant from the Premises and recover damages caused by wrongful hold over.

      12.3 Non merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of the Landlord, terminate all and any existing subtenancies, or may, at the option of Landlord, operate as an assignment to it of any and all such subtenancies.

      12.4 Rights of Landlord. Landlord shall have the right to change the name or designation of the Project without notice or liability to Tenant.


Page 10 - MURRAY SCHOLLS

      12.5 Priority of Lease. This Lease shall be subject and subordinated at all times to the lien of all mortgages and deeds of trust subsequently placed upon the Project all without the necessity of having further instruments executed on the part of Tenant to effectuate such subordination provided that the holder of such encumbrance shall execute an agreement in commercially reasonable form whereby such holder agrees that Tenant will be permitted to remain in undisturbed possession, use and enjoyment of the Premises so long as Tenant is not in default under the terms and conditions of this Lease after the giving of notice by Landlord and the expiration of the applicable grace or cure periods provided hereunder. If any party providing financing or funding to Landlord requires, as a condition to such financing or funding, that Tenant send such party written notice of any default by Landlord under this Lease, giving such party the right to cure such default until it has completed foreclosure and preventing Tenant from terminating this Lease unless such default remains uncured after foreclosure has been completed, Tenant will execute and deliver any agreement required by such party in order to accomplish this purpose.

      12.6 Landlord's Liability; Sale. Following completion of Landlord's Work as provided for in Section 15 and Exhibit B, the liability of Landlord under this Lease will be limited to Landlord's interest in the Project, and any judgment against Landlord will be enforceable solely against Landlord's interest in the Project, including, without limitation, Landlord's interest in any casualty insurance proceeds or condemnation award relating thereto. In the event the original Landlord hereunder, or any successor owner of the Project, shall sell or convey the Project, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner.

      12.7 Estoppel Certificate. Within 10 days after written request by either party, the other party shall deliver a written statement stating the date to which the rent and other charges have been paid, whether the Lease is unmodified and in full force and effect, and any other matters that may reasonably be requested by the requesting party.

      12.8 Rules and Regulations. Tenant agrees to comply with any rules and regulations for the Project adopted and published by Landlord from time to time and to cause Tenant's agents, employees, contractors and invitees to abide by such rules and regulations provided the same are applied in a non-discriminatory manner. Tenant agrees that Landlord shall not be responsible to Tenant for the noncompliance by any other tenant or occupancy of the Project with such rules and regulations.

Section 13.- DEFAULTS; REMEDIES.

      13.1 Default. The following shall be events of default:

            (1) Payment Default. Failure of Tenant to make any base or additional rent or other payment under this Lease within five (5) days after written notice that it is due.

            (2) Unauthorized Transfer. Any transfer by Tenant without Landlord's prior written consent as required under Section 9.

            (3) Default In Other Covenant. Failure of Tenant to comply with any other term or condition or fulfill any other obligation of this Lease within 20 days after written notice by Landlord specifying the nature of the default with reasonable particularity. No notice and no opportunity to cure shall be required if Landlord has previously given Tenant notice of failure to comply with such term or condition or fulfill such other obligation of this Lease during the preceding twelve (12) months of the term hereof.

            (4) Insolvency Defaults. Dissolution, termination of existence, insolvency on a balance sheet basis or business failure of Tenant; the commencement by Tenant of a voluntary case under the federal bankruptcy laws or under any other federal or state law relating to insolvency or debtor's relief; the entry of a decree or order for relief against Tenant in an


Page 11 - MURRAY SCHOLLS
involuntary case under the federal bankruptcy laws or under any other applicable federal or state law relating to insolvency or debtor's relief; the appointment of or the consent by Tenant to the appointment of a receiver, trustee or custodian of Tenant or of any of Tenant's property; an assignment for the benefit of creditors by Tenant; Tenant's failure generally to pay its debts as such debts become due; the making or suffering by Tenant of a fraudulent transfer under applicable federal or state law; concealment by Tenant of any of its property in fraud of creditors; the making or suffering by Tenant of a preference within the meaning of federal bankruptcy law; or the imposition of a lien through legal proceedings or distraint upon any of the property of Tenant which is not discharged or bonded. During any period in which there is a Guarantor(s) of this Lease, each reference to "Tenants" in this paragraph shall be deemed to refer to "Guarantor or Tenant," separately.

      13.2 Remedies on Default. Upon default, Landlord may exercise any one or more of the following remedies, or any other remedy available under applicable law:

            (1) Retake Possession. To the extent permitted by law, Landlord may re-enter and retake possession of the Premises, without notice, either by summary proceedings, force, any other applicable action or proceeding, or otherwise. Landlord may use the Premises for Landlord's own purposes or relet it upon any reasonable terms without prejudice to any other remedies that Landlord may have by reason of Tenant's default. None of these actions will be deemed an acceptance of surrender by Tenant. To the extent permitted by law, Tenant expressly waives the service of any notice of intention to terminate this Lease or to retake the Premises, and waives service of any demand for payment of rent or for possession, and of any and every other notice or demand required or permitted under applicable law.

            (2) Relet the Premises. Landlord at its option may relet the whole or any part of the Premises, from time to time, either in the name of Landlord or otherwise, to such tenants, for such terms ending before, on, or after the expiration date of the lease term, at such rentals and upon such other conditions (including concessions and free rent periods) as Landlord, in its sole discretion, may determine to be appropriate. Landlord shall have no obligation to relet the Premises or any part and shall not be liable for refusal or failure to relet the Premises, or in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting. No such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affecting such liability except as to Landlord's obligation under Oregon law to mitigate damages. Landlord at its option may make such physical changes to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting without relieving Tenant of any liability under this Lease or otherwise affecting Tenant's liability. If there is other comparable unleased space in the Project, Landlord shall have no obligation to attempt to relet the Premises prior to leasing other space in the Project.

            (3) Damages for Default. Whether or not Landlord retakes possession or relets the Premises, Landlord may recover all damages caused by the default (including but not limited to unpaid rent, attorneys' fees relating to the default, and costs of reletting). Landlord may sue periodically to recover damages as they accrue during the remainder of the lease term without barring a later action for further damages. Landlord may at any time bring an action for accrued damages plus damages for the remaining lease term equal to the difference between the rent specified in this Lease and the reasonable rental value of the Premises for the remainder of the term, discounted to the time of judgment at the rate of nine percent (9%) per annum.

      13.3 Cure of Tenant's Default. Without prejudice to any other remedy for default, Landlord may perform any obligation or make any payment required to cure a default by Tenant. The cost of performance, including attorneys' fees and all disbursements, shall immediately be repaid by Tenant upon demand, together with interest from the date of expenditure until fully paid at the rate of eighteen percent (18%) per annum, but not in any event at a rate greater than the maximum rate of interest permitted by law.


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

Section 14.- SECURITY DEPOSITS. Intentionally Deleted.

Section 15. - LANDLORD'S AND TENANT'S WORK.

            15.1 By Landlord. Landlord shall perform the work to be performed by Landlord pursuant to attached Exhibit B. Landlord warrants that as of the date of substantial completion of Landlord's Work all building mechanical systems are in good working order and the building is in conformity with current legal requirements regarding asbestos and other Hazardous Substances as defined in
Section 16.8.

            15.2 By Tenant. Tenant shall perform all other work required to ready the Premises for Tenant's use and occupancy.

Section 16. - MISCELLANEOUS.

      16.1 Waivers. No waiver by Landlord of performance of any provision of this Lease shall be deemed to be a waiver of nor prejudice Landlord's right to otherwise require performance of the same provision or any other provision.

      16.2 Recording. Tenant shall not record this Lease without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion.

      16.3 Notices. All notices under this Lease shall be in writing effective when delivered in person, or if mailed, upon deposit in the United States Mail, certified and postage prepaid and addressed to the address of Tenant or Landlord shown below or at such other address as may be designated by either party by notice to the other.

      16.4 Exhibits and Riders. The following exhibits and riders are attached to this Lease and made a part hereof:

        Exhibit A-1                 Premises
        Exhibit A-2                 Building
        Exhibit A-3                 Project
        Exhibit B                   Work Letter
        Exhibit C                   Prohibited Uses
        Exhibit D                   Building Standard Improvements
        Rider 1                     Option to Extend
        Rider 2                     Expansion Provisions

      16.5 Construction. (a) This Lease shall be construed and governed by the laws of the State of Oregon; (b) the invalidity or unenforceability of any provision hereof shall not affect or impair any other provisions hereof; (c) this Lease constitutes the entire agreement of the parties and supersedes all prior agreements or understandings between the parties with respect to the subject matter hereof; (d) this Lease may not be modified or amended except by written agreement signed and acknowledged by both parties; (e) if there be more than one tenant, the obligations hereunder imposed upon Tenant shall be joint and several; (f) time is of the essence of this Lease in each and every provision hereof; and (g) nothing contained herein shall create the relationship of principal and agent or of partnership or of joint venture between the parties hereto and no provisions contained herein shall be deemed to create any relationship other than that of landlord and tenant.

      16.6 Successor. Subject to any limitations on assignments herein, all of the provisions of this Lease shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

      16.7 Attorneys' Fees. In the event suit or action is instituted to interpret or enforce the terms of this Lease, the prevailing party shall be entitled to recover from the other party such


Page 13 - MURRAY SCHOLLS
sum as the court may adjudge reasonable as attorneys' fees at trial, on petition for review, or on appeal, in addition to all other sums provided by law.

      16.8 Hazardous Substances. Tenant shall not use, generate transport, treat, store, dispose of or otherwise handle Hazardous Substances on the Premises without the prior written consent of Landlord. Landlord may withhold such consent in its sole discretion or may condition such consent upon Tenant's agreement to comply with requirements designated by Landlord. The term "Hazardous Substances" shall mean any and all hazardous, toxic, infectious or radioactive substances, wastes or materials as defined or listed by any federal, state or local statute, regulation or ordinance pertaining to the protection of human health or the environment and shall specifically include petroleum oil and its fractions. Tenant agrees to indemnify, hold harmless and defend Landlord from any and all claims, demands, losses, liabilities, penalties, damages, costs and expenses, including without limitation, reasonable attorneys' fees and cost arising out of or in any way connected with Tenants' breach of this provision. Landlord agrees to indemnify, hold harmless and defend Tenant from any and all claims, demands, losses, liabilities, penalties, damages (excluding consequential damages or lost profits) cost and expenses arising out of or connected with the presence of pre-existing Hazardous Substances located in, on, or under the Project as of the date hereof or the presence of any Hazardous Substances located in, on, or under the Project after the date hereof caused by Landlord or its agents.

      16.9 Brokers. Each party represents and warrants that it has negotiated this Lease directly with the other and has not authorized or employed or acted by implication to authorize or to employ any real estate broker or salesman to act for it in connection with this Lease.

      16.10 No Offer. This Lease is submitted to Tenant on the understanding that it will not be considered an offer and will not bind Landlord in any way until (a) Tenant has duly executed and delivered duplicated originals to Landlord and (b) Landlord has executed and delivered one of such originals to Tenant.

      16.11 Lien Waiver. Landlord hereby waives and releases any liens for minimum or additional rent which Landlord may have against Tenant's personal property, trade fixtures, or equipment whether the lien is statutory or contractual or arises out of operation of law or otherwise. Landlord agrees that it will execute any reasonable document requested by Tenant's lender to evidence this waiver and to allow such lender access to the Premises to realize on its security interest.

      16.12 Zoning. Landlord represents, warrants and covenants that the Premises are presently zoned so as to permit the use of the Premises for offices and that title to the Premises will not at the commencement of the term be subject to any covenant, agreement, reservation, lien, easement, restriction or encumbrance which would prohibit Tenant from using the Premises for the use permitted by Section 4.1.

      16.13 Consent. Unless Landlord's consent or approval is required by the express terms of this Lease not to be unreasonably withheld, such approval or consent may be withheld, delayed or conditioned by Landlord in its sole and arbitrary discretion.

      16.14 Quiet Enjoyment. So long as Tenant complies with all terms of this Lease, Tenant shall be entitled to peaceable and undisturbed possession of the Premises free from interference by Landlord or those claiming through Landlord.

      16.15 Force Majeure. In the event that Landlord or Tenant is delayed or hindered in or prevented from the performance of any act required hereunder (except for the payment of Rent or any other payment required by a party under this Lease) by acts of God, floods, fire, riots or other similar events beyond the control of either party, then performance of such act shall be excused for the period of delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.


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

      16.16 Authority. Each party hereby warrants to the other that the execution of this Lease by such party and the performance of all of the obligations to be performed by such party hereunder have been duly authorized by all necessary corporate or limited liability company action. Each party further warrants to the other that each individual signing this Lease on behalf of such party has been fully authorized and empowered to do so by each party.

      16.17 Prohibited Uses. No portion of the Project shall be used for any of the Prohibited Uses described on Exhibit C.

WHEREFORE, the parties have executed this Lease this ____ day of __________, 2000.

LANDLORD:                                     TENANT:

Murray Scholls, LLC,                         Metro One Telecommunications, Inc.
an Oregon limited liability company
                                             By:
By: Gramor Murray Scholls, LLC,                 -------------------
    an Oregon limited liability company,        Timothy A. Timmins
    Manager
                                             Title: President and Chief
    By: Gramor Development, Inc.,            Executive Officer
         an Oregon corporation, Manager
                                             Tenant Address:
    By:                                      11200 SW Murray Scholls Place
        -------------------------            Beaverton OR   97007
        Barry A. Cain, President             (503) 643-9500

Landlord Address:                            and a copy to:
19767 S.W. 72nd Avenue                       Arthur L. Tarlow
Suite 100                                    Tarlow Jordan & Schrader
Portland, Oregon  97062-8352                 PO Box 230669
(503) 245-1976                               Portland OR   97281

and a copy to:
Thomas R. Page
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, OR  97204


Page 15 - MURRAY SCHOLLS

STATE OF OREGON

                                     ss.

County of ________________
- -------------------------------------

      This instrument was acknowledged before me on ___________________ , 2000, by Timothy A. Timmins, President and Chief Executive Officer of METRO ONE COMMUNICATIONS, INC., an Oregon corporation.

                                   --------------------------------------------
                                   Notary Public for Oregon
                                   My commission expires:
                                                         ----------------------

STATE OF OREGON

                                     ss.

County of ________________
- -------------------------------------

      This instrument was acknowledged before me on _______________________, 2000, by Barry A. Cain, President of Gramor Development, Inc., an Oregon corporation, Manager of Gramor Murray Scholls, LLC, an Oregon limited liability company, Manager of Murray Scholls, LLC, an Oregon limited liability company.

                                   --------------------------------------------
                                   Notary Public for Oregon
                                   My commission expires:
                                                         ----------------------


Page 16 - MURRAY SCHOLLS

                                   EXHIBIT "B"

                                   WORK LETTER

      This WORK LETTER is dated May 15, 2000, between Murray Scholls LLC, an Oregon limited liability company ("Landlord") and Metro One Telecommunications, Inc. ("Tenant").

                                    RECITALS

      This WORK LETTER is attached to and forms a part of the certain commercial lease dated May 15, 2000, (the "Lease"), pursuant to which Landlord has leased to Tenant space in the building shown crosshatched on the site plan attached as Exhibit A-2 to the Lease.

      Landlord desires to make improvements to the Premises, and Tenant desires to have Landlord make them, upon the terms and conditions contained in this WORK LETTER.

      1. Definitions. In this WORK LETTER, some defined terms are used. They are:

            (a) Tenant's Representative: (to be identified prior to commencement of the Improvements)

            (b) Landlord's Representative: (to be identified prior to commencement of the Improvements)

            (c) Tenant Allowance: $22.50 per rentable square foot, which is to be applied by Tenant to the cost of the Improvements. Tenant is not entitled to a cash allowance in any circumstance; provided, however, any unused portion of the Improvement allowance may be credited against minimum rent first due and payable under the Lease.

            (d) Final Space Plan: a final drawing of the Premises showing all Tenant Improvements.

            (e) Final Space Plan Submission Date: Twenty-one (21) days after the date hereof.

            (f) Working Drawings: construction documents detailing the improvements and conforming to codes, complete in form and content and containing sufficient information and detail to allow for competitive bidding by contractors selected by Tenant.

            (g) Improvements:

                  (1) The costs of development of the Final Space Plan and Working Drawings, including supporting engineering studies (that is, structural design or analysis, lighting or acoustical evaluations, or others as determined by Tenant's designers and architect).

                  (2) All construction work necessary to construct Tenant Improvements in accordance with the Working Drawings.

The Improvements will NOT include building standard improvements specified in Exhibit D to the Lease, personal property items, such as decorator items or services, art work, plants, furniture, equipment, or other fixtures not permanently affixed to the Premises, exterior work, parking lot work and work on any other portions of the Project.

            (h) Cost of the Improvements: the cost includes, but is not limited to, the following:


___LDL                               Exhibit B - 1
___TNT
___TNT

                  (1) All space planning, architectural and engineering fees and expenses to prepare the Working Drawings.

                  (2) The price of the construction contract for construction of the work specified in the Working Drawings.

                  (3) All building permit fees necessary to construct the work specified in the Working Drawings.

                  (4) No management fee to Landlord or its affiliates of any kind or nature will be included as part of the cost of Improvements.

            (i) Change Order: any change, modification, or addition to the Final Space Plan or Working Drawings after Landlord has approved the same.

            (j) Base Building:. the retail/office building ("Building") to be constructed by Landlord at 14795 SW Murray Scholls Drive, Beaverton, Oregon, substantially in accordance with the construction documents prepared by SIENNA Architects dated November 8, 1999 ("Building Plans") and including the Building Standard Vanilla Shell improvements described in Exhibit D to the Lease.

      2. Representatives. Landlord appoints Landlord's Representative to act for Landlord in all matters associated with this WORK LETTER. Tenant appoint Tenant's Representative to act for Tenant in all matters associated with this WORK LETTER. All inquiries, requests, instructions, authorizations, and other communications with respect to the matters covered by this WORK LETTER will be made to Landlord's Representative or Tenant's Representative, as the case may be. Landlord will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any employee or agent of Tenant, including without limitation Tenant's architect, engineers, and contractors, or any of their agents or employees, with regard to matters associated with this WORK LETTER. Either party may change its representative under this WORK LETTER at any time by providing 3 days' prior written notice to the other party.

      3. Project Design and Construction. All space layout, design work and preparation of the Working Drawings will be performed by designers and architects selected by Tenant as reasonably approved by Landlord. All construction work will be performed by contractors selected and engaged by Tenant as reasonably approved by Landlord.

      4. Cost Responsibilities.

            (a) Landlord: Landlord will install all building standard improvements specified in the Building Plans and Exhibit D to the Lease at its sole cost and expense. In addition, Landlord will pay up to the amount of the Tenant Allowance for the cost of constructing the Improvements.

            (b) Tenant: Tenant will pay for all cost of the Improvements which exceed the Tenant Allowance.


      5. Landlord's Approval. Landlord, in its sole discretion, may withhold its approval of any Final Space Plan, Working Drawings, or Change Order that:


___LDL                               Exhibit B - 2
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

            (a) Exceeds or adversely affects the structural integrity of the Building, or any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication, or other systems of the Building;

            (b) Is not approved by the holder of any mortgage or deed of trust encumbering the Building at the time the work is proposed;

            (c) Would not be approved by a prudent owner of property similar to the Building;

            (d) Landlord reasonably believes will unreasonably increase the cost of operation or maintenance of any of the systems of the Building;

            (e) Landlord reasonably believes will reduce the market value of the Premises or the Building at the end of the term; or

            (f) Does not conform to applicable building code or is not approved by any governmental, quasi-governmental, or utility authority with jurisdiction over the Premises.

      If Landlord fails to approve the Final Space Plan or the Working Drawings for any of the reasons set forth in (b), (c), (d) or (e), Tenant may terminate this Lease by written notice to Landlord given within ten (10) days after receiving written notice of such disapproval.

      6. Schedule of Improvement Activities.

            (a) On or before the Final Space Plan Submission Date, Tenant will submit to Landlord the Final Space Plan. Landlord will approve or approve with conditions the Final Space Plan within ten (10) days after the Final Space Plan Submission Date.

            (b) Tenant's architect will prepare Working Drawings within thirty
(30) days after receipt of the Landlord's approval of the Final Space Plans. Tenant's architect will forward the Working Drawings to Landlord. Landlord will give Tenant written notice whether or not Landlord approves the Working Drawings within five (5) business days after its receipt.

            (c) Following approval of the Working Drawings, Tenant will obtain bids for the Improvements from at least three (3) general contractors reasonably approved by Landlord and submit the bids to Landlord. Tenant shall be obligated to pay the amount by which the cost of the Improvements exceeds the allowance in the manner provided for in paragraph 7 below ("Excess Cost"). All risk of construction cost overruns or costs of unknown conditions shall be borne by Tenant.

            (d) Following approval of the Working Drawings, Tenant or Tenant's contractor will cause application to be made to the appropriate governmental authorities for necessary approvals and building permits. Upon receipt of the necessary approvals and permits, Tenant will begin construction of the Improvements.

      7. Tenant Allowance. Landlord shall provide Tenant with a Tenant Allowance in the amount of Twenty-two and 50/100 dollars ($22.50) per rentable square foot. The Tenant Allowance shall be applied by Tenant towards the cost of the design and construction of the Tenant Improvements, including without limitation, design, engineering and consulting fees (collectively, the "Tenant Improvement Costs"). Any and all Tenant Improvement Costs in excess of the Tenant Allowance shall be the sole and exclusive obligation and responsibility of Tenant.


___LDL                               Exhibit B - 3
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            (a) Permitted Use of Tenant Allowance. The Tenant Allowance shall be used for payment of the following Tenant Improvement Costs:

                  (1) Preparation of the Final Space Plans and Working Drawings, Schedule and Budget, as provided in this Work Letter, including without limitation all fees charged by any governmental subdivision or agency (including without limitation fees for building permits and plan checks) in connection with the Tenant Improvements work in the Premises:

                  (2) Construction work for completion of the Tenant Improvements as reflected on the Working Drawings and in the construction contract;

                  (3) All contractors' charges, general conditions, performance bond premiums, and construction management fees.

            (b) Excluded Use of Tenant Allowance. The Tenant Allowance may not be used for furniture, equipment, trade fixtures or other items of personal property, whether they are or are not physically attached to the Building.

            (c) Payment of Tenant Allowance. Tenant shall first pay all Excess Cost. After Tenant has paid all Excess Cost, on or before the fifth (5th) calendar day of every month, Tenant shall submit to Landlord for its review and approval AIA Form No. G702 and No. G703 invoices (or comparable invoices acceptable to Landlord) for work performed and materials furnished to the Premises in connection with construction of the Tenant Improvements ("Payment Request"). Each Payment Request shall be accompanied by a certification signed by the Tenant (as to soft costs) and Tenant's general contractor and the Tenant's Architect (as to hard costs) showing that the work reflected in such Payment Request was performed in accordance with this Work Letter, the approved Working Drawings and the terms of the construction contract; the total soft costs and hard costs to construct the Tenant Improvements, including change orders; and the amount expended for such items to date and the estimated costs to complete the Tenant Improvements. In addition, each Payment Request shall be accompanied by lien release waivers from all contractors, subcontractors and materialmen to be paid through such Payment Request and, with respect to completed work, final lien release waivers, all in form and content reasonably acceptable to Landlord. Within ten (10) business days after Landlord's approval of each such Payment Request, Landlord shall cause to be disbursed to (i) Tenant an amount equal to one hundred percent (100%) of its approved soft costs and to
(ii) Tenant's general contractor an amount equal to ninety-five percent (95%) of such approved hard costs times the ratio which the Tenant Improvement Allowance bears to the total construction cost set forth in the approved Budget. Landlord shall cause to be disbursed the five percent (5%) retention amount, up to the limit of the Tenant Improvement Allowance, upon the issuance of an unqualified Certificate of Occupancy for the Premises and the expiration of the period in which liens may be filed against the Building or the Premises by any contractor, subcontractor or materialmen furnishing goods or services in connection with the Tenant Improvements (or receipt of lien waivers covering all such potential claimants).

      8. Change Orders. Tenant may request and obtain changes to the Improvements during construction provided that all such changes will be subject to Landlord's prior written approval in accordance with paragraph 5. Prior to commencing any change, Tenant will prepare and deliver to Landlord for Landlord's approval, a change order setting forth the total cost of such change, the associated architectural, engineering, construction contractor's costs and fees, completion schedule changes, and the extent, if any, to which such change will cause the Cost of the Improvements to exceed the Tenant Allowance. Upon Tenant's receipt of Landlord's approval , Tenant may proceed with the change. Tenant shall pay the amount by which such


___LDL                               Exhibit B - 4
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change will cause the Cost of the Improvements to exceed the Tenant Allowance prior to the submission to Landlord of any further Payment Request.

      9. INSURANCE .

            a. Required Insurance. Tenant shall procure, pay for and maintain, or shall require its prime contractor under the construction contract to procure, pay for and maintain in full force and effect throughout the construction period for the Tenant Improvements, for the protection and benefit of the Landlord, the following policies of insurance to be written by an insurer reasonably acceptable to Landlord and who is qualified to do business in the State of Oregon and which shall, as a minimum, afford the following types of limits of coverage:

                  1. Broad Form Comprehensive or Commercial General Liability Insurance written on an occurrence basis (including Premises/Operations Liability, Products and Completed Operations Liability, Independent Contractors Liability, Contractual Liability, Broad Form Property Damage Liability, Explosion, Collapse and Underground Hazard Liability and Personal Injury Liability) ("CGL") in the minimum amount of One Million Dollars ($1,000,000.00) per occurrence combined single limit for bodily injury and property damage and in the minimum amount of Two Million Dollars ($2,000,000.00) total aggregate liability;

                  2. Workers' Compensation Insurance in the amount not less than the limits required by law; and

                  3. Comprehensive Automobile Liability Insurance to cover owned, long-term leased, hired, and non-owned automobiles (including medical payments and uninsured motorists coverages) in the minimum amount of One Million and no/100 Dollars ($1,000,000.00) per occurrence for bodily injury and Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) per occurrence for Property damage.

            b. Landlord an Additional Insured. The Broad Form CGL Policy shall name Landlord as an additional insured and shall expressly provide that the interest of Landlord shall not be affected by any breach by the Tenant or the Tenant's contractor. The coverage afforded under any insurance policy obtained under or pursuant to this section shall be primary to any valid and collectible insurance carried separately by the Landlord. Furthermore, all policies and certificates of insurance shall expressly provide that no less than thirty (30) days' prior written notice shall be given to the Landlord in the event of material alteration, cancellation, non-renewal or expiration of the coverage contained in such policy or as evidenced by such certificate of insurance.

      10. Additional Improvements. Landlord shall, at Landlord's expense, make the following improvements to the Building as part of the Building Standard
Improvements:

            (a) Construct an entrance to the Building from ground floor on east elevation of the Building with key card security;

            (b) Construct a separate entrance to the Premises from the common hallway on the ground floor level near the east building entry with an exclusive stairwell to the second floor portion of the Premises;

            (c) Install two (2) 4" conduits from Tenant's existing network closet in Tenant's space in Building 1 to the new network closet in the Premises to accommodate installation of telephone/low voltage/communications/data wiring.


___LDL                               Exhibit B - 5
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                                    Exhibit C

                                 PROHIBITED USES

      1. Any operation primarily used as a warehouse operation and any assembling, manufacturing, distilling, refining, smelting, agricultural or mining operation;

      2. any "second hand" store or "surplus" store over 2,500 square feet;

      3. any mobile home park, trailer court, labor camp, junkyard, or stockyard (except that this provision shall not prohibit the temporary use of construction trailers during periods of construction, reconstruction or maintenance).

      4. any drilling for or removal of hydrocarbon or mineral substances;

      5. any bar, tavern restaurant or other establishment whose reasonably Projected annual gross revenues from the sale of alcoholic beverages for on-premises consumption exceeds eighty percent (80%) of the gross revenues of such business.

      6. any flea market;

      7. any church or other place of public assembly;

      8. the establishment or maintenance of a massage parlor, bingo parlor, gambling operation (except video poker incidental to a restaurant), adult theater, adult bookstore, sex shop, peep show, or bawdy house or brothel;

      9. any dumping, disposing, incineration or reduction of garbage (exclusive of trash receptacles located in trash enclosures);

      10. any automobile, truck, trailer or recreational vehicle sales, leasing, display or repair;

      11. any bowling alley;

      12. any skating rink;

      13. any animal raising facilities (except that this prohibition shall not prohibit veterinary hospitals or pet shops; and

      14. any mortuary.


___LDL                               Exhibit C
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                                    Exhibit D

                         BUILDING STANDARD VANILLA SHELL

The Vanilla Shell to be delivered by Landlord to Tenant shall include the following:

Demising Walls:         3-1/2" 20 gauge metal studs with 5/8" smooth finished
                        drywall full height.

Exterior Walls:         All exterior walls to be open studs.

Acoustic Ceiling:       1" white T-bar, except at skylight areas, with 2' x 4'
                        Armstrong fissured Second Look II tile, (stacked on floor).

Insulation:             R-19 fiberglass batt insulation is to be installed in
                        all exterior walls.

Window Coverings:       1" horizontal mini-blinds, manufacturer and color to be
                        determined by Landlord.

Plumbing:               Fire sprinkler drops from shell system and all finish
                        heads per CDP.

HVAC: Roof mounted gas pack heating units with cooling and variable air volume controls. The size of the units will be appropriately determined by Landlord's architect to handle loads uniformly through the Premises. All distribution ductwork, one supply per 200 square feet and one return register per 900 feet, roof curbs and waterproofing are included.

Lighting:               2' x 4' three-lamp flourescent lay-in type with 24 cell
                        paracube lens, one fixture per 75 rentable square feet
                        (stacked on floor).
Power:
                        The Building shall be provided with 277/480V
                        three-phase, four-wire service, step-down transformers
                        to provide 208/120V power, sub-panels, feeders and HVAC
Door:                   connections.

                        One 3' x 8' x 1-3/4" stain grade solid core door with
                        metal frame and building standard handle/latch set and
                        four pair butt hinges, provided at suite entry.
Floor:
                        Concrete slab, level and ready to accommodate Tenant's
Elevator:               floor covering.

                        Elevator in Building Common Area serving second floor.


___LDL                               EXHIBIT D
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                            RIDER 1: OPTION TO EXTEND

Terms of Option: Tenant shall have an option to extend the term of this Lease for two (2) additional terms of five (5) years so long as Tenant is not in default hereunder at the time it exercises each such option or at the time the extended term begins. The other terms and conditions of this Lease will remain the same except the minimum monthly rent shall be as provided below and Tenant shall have no further option to extend. Tenant shall exercise the five (5) year options by delivering written notice to Landlord not more than 365 days nor less than 270 days prior to the end of the preceding Lease term.

      The minimum monthly rent, as specified in Section 3.1 hereof, for each extended term shall be a sum agreed upon by Landlord and Tenant as the then current fair market rental rate. In the event the parties are unable to agree on such fair market rent at least 90 days prior to commencement of the extended term, the fair market rent shall be determined by appraisal in the following manner:

            (i) If appraisal is required, each party shall select an appraiser at least 75 days prior to commencement of the extended term. Each of the appraisers shall be instructed to deliver its approval at least 45 days prior to commencement of the extended term. If either appraiser fails to deliver its appraisal by such date, such delinquent appraisal shall be disregarded and the minimum monthly rent shall be the amount stated in the timely appraisal. The fair market rent shall be the average of two appraisals. Each party shall bear the cost of its own appraiser.

            (ii) If either appraisal exceeds the other by more than ten percent (10%), a third appraiser shall be selected by mutual agreement of the Landlord and Tenant or, in the absence of agreement within ten (10) days, by the presiding Judge of the Washington County Circuit Court. The third appraiser shall be requested to complete its appraisal as soon as possible.

            (iii)If a third appraiser is required, the rent shall be the average of the two appraisals which are closest in amount to each other. The cost of the third appraisal shall be shared equally between Landlord and Tenant.

            (iv) If notice of exercise is given by the date set herein above, the fact that the monthly rental has not been finally determined by the date the extended term begins shall not interfere with or limit Tenants right hereunder to extend, however; such new monthly rental shall be effective as of the first day of the extended term.

            In no event shall the rent in any year of the extended term be less than the rent due during the last year of the preceding term.

LANDLORD:                               TENANT:

Murray Scholls, LLC,                    Metro One Telecommunications, Inc.,
an Oregon limited liability company

By: Gramor Murray Scholls, LLC, an      By:_________________________________
    Oregon limited liability company,      Timothy A. Timmins
    Manager                                President and Chief Executive Officer

By: Gramor Development, Inc.,
    an Oregon corporation, Manager

    By: _____________________
    Barry A. Cain, President


___LDL                      RIDER 1: OPTION TO EXTEND
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                            RIDER 2: EXPANSION RIGHTS

1. Right of First Refusal.

      Landlord hereby grants to Tenant a right of first refusal during the twelve months following the Commencement Date of this Lease for approximately 5,000 rentable square feet of space located adjacent to the Premises as shown on Exhibit A-1 ("Refusal Space"). Within three (3) business days after Landlord receives an acceptable third party offer to lease the Refusal Space or a portion of the Building that includes all or part of the Refusal Space ("Offer"), Landlord shall notify Tenant of the Offer. Such notice shall include a copy of the Offer, but may exclude the offeror's identity. Provided that (i) after notice and opportunity to cure as provided under the Lease, Tenant is not in default and (ii) the Lease has not been terminated, Tenant shall have ten (10) days following receipt of the Offer within which to notify Landlord that it will accept or reject the Offer as to the Refusal Space. Such acceptance may, however, be based on a term that matches the term of the Lease. Failure to timely give such notice shall be deemed a rejection of the Offer. If Tenant fails to timely exercise its right to lease the Refusal Space then Landlord shall be entitled to lease such space to the third party who made the Offer in accordance with its terms. If Landlord does not execute a lease with such offeror (in accordance with the terms of the Offer) within 180 days after the Offer date, then Landlord shall resubmit to Tenant any revised offer or new offers to lease the Refusal Space and such offer(s) shall be subject to Tenant's right of first refusal under this Rider 2. Upon timely execution of a third-party lease for the Refusal Space, Tenant shall have no further refusal right. If Tenant accepts the Offer as to the Refusal Space, an amendment to this Lease shall incorporate the terms of the Offer as to the Refusal Space and, except to the extent the Offer terms are inconsistent with the terms of the Lease, the Refusal Space shall be subject to all terms and conditions hereof. Such expansion may require an additional security deposit if necessary to meet documented lender requirements.

2. Notice of Availability.

      Landlord agrees to give Tenant written notice not less than thirty (30) days prior to the expiration of any lease which includes all or part of the Refusal Space referred to in paragraph 1 above. Landlord further agrees not to sign a lease for any such space for a period of thirty (30) days after giving Tenant such notice. Should Landlord become aware of expiration or termination of any lease on all or part of the Refusal Space fewer than thirty (30) days prior to the expiration or termination of such lease, Landlord agrees to furnish Tenant written notice of the expiration or termination within five (5) working days of receipt of such knowledge by Landlord.

LANDLORD:                               TENANT:

Murray Scholls, LLC,                    Metro One Telecommunications, Inc.,
an Oregon limited liability company

By: Gramor Murray Scholls, LLC, an      By:_________________________________
    Oregon limited liability company,      Timothy A. Timmins
    Manager                                President and Chief Executive Officer

By: Gramor Development, Inc.,
    an Oregon corporation, Manager

    By: _____________________
    Barry A. Cain, President


___LDL                      RIDER 2: EXPANSION RIGHTS
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